TRICO MARINE SERVICES, INC.

                                 EXHIBIT 11.1

                       COMPUTATION OF EARNINGS PER SHARE

               (In thousands, except share and per share amounts)

                                                              Three Months Ended           Six Months Ended
                                                                   June 30,                    June 30,
                                                          ------------  ------------      ----------   -----------
                                                                1997          1996              1997       1996
                                                          ------------  ------------      ----------   -----------
Net income before extraordinary item                           7,974         1,618            14,645        1,982

Extraordinary item, net of taxes                                 -           (917)              -            (917)

                                                            ________     _________          ________   ___________
Net income                                                     7,974           701            14,645        1,065
                                                            ========     =========          ========   ===========


Computation of weighted  average
  number of shares outstanding:

    Issued :  15,646,378

    Weighted average shares outstanding                   15,568,863     9,904,098        15,551,176    8,003,388


    Add:  Incremental shares applicable to stock
      options based on the Treasury Stock method
      using average market price                           1,285,325     1,263,398         1,308,254    1,087,148
                                                          __________     _________        __________    _________

    Weighted average common shares
      and equivalents outstanding                         16,854,188    11,167,496        16,859,430    9,090,536
                                                          ==========    ==========        ==========    =========


Earnings per common share and
  equivalent outstanding:

     Income before extraordinary item                     $     0.47    $     0.14        $     0.87    $    0.22

     Extraordinary item                                           -          (0.08)              -          (0.10)
                                                          ----------    ----------        ----------    ---------

     Net income                                           $     0.47    $     0.06         $    0.87    $    0.12
                                                          ==========     =========        ==========    =========